Twin Mining Corporation

Charter of the Audit Committee of the Board of Directors

A.

Purpose

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") for the purpose of assisting the Board in fulfilling its oversight responsibilities and, to this end, will assist the Board with its review of:

  the integrity, adequacy and timeliness of the Company's auditing, accounting, and financial reporting processes;

  the financial statements and related reports provided by the Company to its shareholders, securities regulators, other government or regulatory bodies, or the public; and

  the Company's system of internal controls regarding finance, accounting, legal compliance and ethics, that Management and the Board have established from time to time.

The Committee will encourage continuous improvement of, and foster adherence to, the Company's policies, procedures, and practices at all levels.  The Committee shall also perform any other activities consistent with this Charter, the Company's by-laws and applicable laws as the Committee or the Board deems necessary or appropriate.

B.

Composition

The Committee will consist of not less than three directors as appointed annually by the Board, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  In evaluating a member's independence, applicable laws and regulations shall be followed.  The Chair of the Committee shall be appointed by the full Board.

All members of the Committee will be financially literate.  Financial literacy is the ability to read and understand basic financial statements.  At least one member of the Committee will have accounting or related financial management expertise, that is, the ability to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles ("GAAP"), applicable laws and regulations.  This member must have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

Each Committee member serves until the earlier of the date on which he or she is replaced by the Board, resigns from the Committee, or resigns from the Board.

C.

Responsibilities

The Committee's role is one of oversight.  Management is responsible for preparing the Company's financial statements and other financial information and for the fair presentation of the information set forth in the financial statements in accordance with GAAP.  Management is also responsible for establishing internal controls and procedures and for maintaining the appropriate accounting and financial reporting principles and policies designed to assure compliance with accounting standards and all applicable laws and regulations.  The external auditor is responsible for auditing the Company's financial statements and for providing its opinion, based on its audit conducted in accordance with generally accepted auditing standards, that the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in accordance with GAAP.  In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the external auditor's work.

The Committee will be responsible for:

1.

Recommending to the Board and shareholders the external auditor to be selected.  The Committee has the authority, pursuant to the authority granted by the Company's shareholders, to approve all audit engagement terms and fees.  The Committee shall pre-approve non-audit and assurance services to be provided to the Company by the auditor, but the Chairman of the Committee may be delegated the responsibility to approve these services where the fee is not significant.  The external auditor shall report directly to the Committee, as the auditor is accountable to the Committee and the Board as representatives of the Company's shareholders.

2.

Reviewing and assessing the adequacy of this Charter and recommend any proposed changes to the Board for approval on an ongoing basis.

3.

Reviewing the appointments of the Company's Chief Financial Officer and any other key financial executives involved in the financial reporting process.

4.

Reviewing with Management and the auditor the adequacy and effectiveness of the Company's accounting and financial controls and the adequacy and timeliness of its financial reporting processes.

5.

Reviewing with Management and the auditor the annual audited financial statements and unaudited quarterly financial statements and related documents, prior to filing or distribution, including matters required to be reviewed under applicable legal or regulatory requirements.

6.

Reviewing with Management, where appropriate and prior to release, any news releases that contain significant financial information that has not previously been released to the public.

7.

Reviewing the Company's financial reporting and accounting standards and principles and significant changes in such standards or principles or in their application, including key accounting decisions affecting the financial statements, alternatives thereto and the rationale for decisions made.

8.

Reviewing the quality and appropriateness, not just the acceptability, of the accounting policies and the clarity of financial information and disclosure practices adopted by the Company, including consideration of the auditor's judgments about the quality and appropriateness of the Company's accounting policies.  This review shall include discussions with the auditor without the presence of management.

9.

Reviewing with Management and the auditor, the annual audit plan and results of, and any problems or difficulties encountered during, any external audits and Management's responses thereto.

10.

Monitoring the independence of the auditor by reviewing all relationships between the auditor and the Company and all non-audit and assurance work performed for the Company by the auditor on at least an annual basis.

D.

Meetings

The Committee will meet not less than four times per year or more frequently if circumstances dictate.  The Committee Chair shall prepare and/or approve an agenda in advance of each meeting.  A quorum shall consist of a majority of the members of the Committee.  The Committee will keep minutes or other records of its meetings and activities.

The Company's external auditor shall attend each of the Committee's meetings held to consider the audited annual financial statements of the Company.  The Company's external auditor shall also be asked to attend each of the Committee's meetings held to consider the unaudited quarterly financial statements of the Company and the auditor will be asked to provide its comments thereon.  The Committee may invite such other persons to its meetings as it deems appropriate.

E.

Communications/Reporting

The external auditor is accountable to the Committee and to the Board as representatives of the shareholders and shall report directly to the Committee, which is expected to maintain free and open communication with the external auditor and the Company's Management.  The Committee should meet privately in executive session at least annually with each of Management and the external auditor, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.  The Committee Chair shall report on Audit Committee activities to the full Board at each Board meeting.  Employees may submit anonymous complaints or concerns respecting accounting or audit matters to any member of the Committee.

F.

Education

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company, and other material as requested by the Committee.  Committee members are encouraged to enhance their familiarity with finance and accounting by participating, at the Company's expense, in seminars, conferences, roundtables, and other educational programs conducted by the Company or outside organizations.  The Company will assist the Committee in maintaining appropriate financial literacy.

G.

Authority

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and therefore has direct access to the external auditor, as well as Company personnel.  The Committee has the ability to retain, at the Company's expense, independent legal, accounting, or other advisors it deems necessary to carry out its duties.

Twin Mining Corporation

Code of Conduct

Twin Mining Corporation (the "Company") has adopted this Code of Conduct for its Board of Directors and the members thereof (the "Directors"), for the officers of the Company ("Officers")  and for employees of the Company and its subsidiaries ("Employees") to remind Directors, Officers and Employees of their ethical and legal obligations.  This Code of Conduct summarizes the values, principles and practices that guide our business conduct.  All Directors, Officers and Employees are expected to become familiar with this Code and to apply its guiding principles in the performance of their responsibilities.

Ethical Business Conduct

Directors, Officers and Employees must always act honestly and with integrity in all business relationships with employees, customers, suppliers, competitors, potential business partners and governmental officials.  Payments made by the Company must be necessary, lawful and properly documented and bribes, favours or "kickbacks" for the purpose of securing business transactions must never be offered or accepted.

Each Director and Officer must act so as to ensure that he or she meets the standard of care imposed under the Business Corporations Act (Ontario) which provides that, in exercising their powers and discharging their duties, every director and officer of a corporation shall:

  Act honestly and in good faith with a view to the best interests of the corporation.

  Exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, each Director and Officer shall comply with the Business Corporations Act (Ontario), the regulations thereunder, the Company's articles and by-laws and other laws applicable to him or her in his or her capacity as a director or officer.

In fulfilling these responsibilities, Directors, Officers and Employees shall:

  Strive to avoid any conflict of interest in their capacity as Directors or Officers.  Should a conflict arise, a Director or Officer shall disclose to the Company and the Board of Directors, on a timely basis, any such conflict, whether resulting from business dealings with the Company, arising in connection with contractual relations to be entered into by the Company, or otherwise.

  Not use for their own benefit, or for the benefit of a third party, any property of the Company or any information they may obtain in their capacity as directors, officers or employees, unless they are duly authorized to do so by the Company.  Directors, Officers and Employees shall take the steps necessary to ensure that any proprietary and confidential information of the Company is safeguarded.

  Always act in a manner that will not cause any prejudice or embarrassment to the Company.

  Meet the obligations and responsibilities required under applicable legislation. In particular, Directors, Officers and Employees will ensure that their acts are in compliance with applicable securities legislation.

In particular, Directors, Officers and Employees who are in possession of material information that has not been publicly disclosed by the Company must not trade in the securities of the Company nor provide such information to others or advise or "tip" others to trade in the securities of the Company.  Material information is a fact or a change in the business, operations or capital of the Company that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Company's securities.  In other words, material information is information that a reasonable investor would consider to be important in reaching an investment decision.  The disclosure of such information must be done only through an appropriate spokesperson of the Company, in an accurate, timely and fair manner, so as to avoid the risk or the appearance of, selective disclosure.  Similar restrictions apply in respect of the use of material, non-public information of other corporations and business entities with whom the Company has dealings and of which a Director, Officer or Employee becomes aware.  Full particulars of the Company's policies on insider trading are attached hereto as Schedule A.

Additional Obligations of Directors

In addition to the above-noted obligations, Directors in fulfilling their responsibilities shall also:

  Act in the best interests of all the Company's shareholders. If applicable, Directors shall also take into consideration the best interests of other stakeholders.

  Form an independent opinion about any issue that is submitted to them and act accordingly. Directors shall take all reasonable means to satisfy themselves that the decisions approved by the Board are well founded. In this regard, the Directors shall, where appropriate, seek advice from the Company's counsel and its auditor.

Record Keeping and Retention

All financial statements and books, records and accounts of the Company must accurately reflect transactions and events, as well as conforming to legal requirements and accounting principles.  Financial and accounting matters must be disclosed in a full, fair, accurate, timely and understandable manner in all reports filed with securities regulators or otherwise publicly released.  Concerns or complaints concerning accounting or auditing issues should be directed to a member of the Audit Committee of the Board of Directors.

Compliance with the Code

It is the responsibility of each Director and Officer to apply the principles set forth in this Code in a responsible manner.  Failure to comply may result in disciplinary action up to and including termination of office or employment and legal proceedings, as warranted.

Employees are advised to consult with the Company's Chief Executive Officer and Directors and Officers are advised to consult with the Company's counsel, should any questions arise with respect to a proposed course of action.

Schedule  "A"

TWIN MINING CORPORATION

Insider Trading Policy

Introduction

The Company and its subsidiaries and their respective directors, officers, employees and others are subject to securities legislation with respect to the preservation of confidential information and certain restrictions on trading in the Company's securities.  This Policy has been adopted to protect the Company and its directors, officers and employees.  It is essential that everyone understands and complies with this Policy.

1.

Offences

1.1

It is an offence for any person in a "special relationship" with the Company to purchase or sell any securities of the Company with knowledge of material information that has not been publicly disclosed (herein referred to as "material non-public information").

1.2

It is an offence for the Company or any person in a "special relationship" with the Company to inform (or "tip") another person or company of material non-public information with respect to the Company, other than in the necessary course of business.

2.

Definitions

2.1

"Material information" is a fact or a change (or a decision by the board of directors or senior management to implement a change) in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the Company's securities.  In other words, material information is information that a reasonable investor would consider to be important in reaching an investment decision.

2.2

Persons in a "special relationship" with the Company (or as referred to herein, "Deemed Insiders") include:

(a)

all directors, officers or employees of the Company;

(b)

all directors or senior officers of a subsidiary of the Company;

(c)

any person or company who beneficially owns or controls more than 10% of the common shares of the Company;

(d)

every director or senior officer of a company referred to in (c);

(e)

a person or company that is:  (i) proposing to make a takeover bid for the shares of the Company; or (ii) proposing to become a party to a reorganization, amalgamation, merger, arrangement, or other business combination with the Company; or (iii) proposing to acquire a substantial portion of the Company's property; (each of (i), (ii), or (iii) is herein referred to as a "Merger Partner"), and every director, officer or employee of a Merger Partner;

(f)

a person or company (for example, consultants, advisers, contractors) that is engaging or proposes to engage in any business or professional activity with or on behalf of the Company or a Merger Partner, and every director, officer or employee thereof;

(g)

a person or company that learns of material non-public information while the person or company was any of the persons or companies described in (a), (b), (c), (d), (e) or (f); and

(h)

a person or company that learns of material non-public information with respect to the Company (a "tippee") from any other person or company in a special relationship with the Company (a "tipper") where the tippee knows or ought reasonably to have known that the tipper is in a special relationship with the Company.  This includes a "tippee" who is tipped by a previous "tippee". The significance of clause (h) is that it creates an indefinite chain so that any person who either trades on or discloses material non-public information acquired directly or indirectly from someone "on the inside" will be subject to the criminal and/or civil liabilities described in Section 5 below.

3.

Rules of the Company

In light of the restrictions set forth in Part 1 above and the severe penalties under Canadian securities laws for breaching such restrictions, the following rules will apply to all directors, officers and employees of the Company:

3.1

Confidentiality of Non-public Information

Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.  Care must be taken by all who have access to such information to prevent the unauthorized access to such information.  Non-public information must not be discussed in situations where it could be overheard.

3.2

No Tipping

No Deemed Insider shall communicate (or "tip") material non-public information with respect to the Company or any Merger Partner to any other person, including family members, neighbours, friends or acquaintances, nor shall any Deemed Insider make recommendations or express opinions on the basis of material non-public information for the purpose of or in the context of trading in the Company's securities.

3.3

No Trading on Material Non-public Information

No Deemed Insider (including members of his or her immediate family) shall engage in any transaction involving a purchase or sale of the Company's securities with knowledge of any material non-public information concerning the Company.  This restriction also applies to trading in the securities of any Merger Partner with knowledge of any material non-public information concerning the Merger Partner.

This restriction applies during any period commencing with the date that the Deemed Insider first possesses material non-public information concerning the Company, and ending at the close of business on the trading day following the date of public disclosure by the Company of such information, or at such time as such non-public information no longer constitutes material information.  The term "trading day" means a day on which the stock exchange on which the Company's securities are traded (currently the Toronto Stock Exchange) is open for trading.

4.

Implementation and Compliance

4.1

To help ensure that all directors, officers and employees of the Company are in a position to comply with the Rules of the Company set out in Section 3, and to avoid, through inadvertence, any breach or appearance of breach of such Rules, no director, officer or employee will trade in the Company's securities until first advising the Chief Executive Officer of the Company of such person's intention to trade and obtaining the Chief Executive Officer's consent thereto.  Such consent may be provided verbally by the Chief Executive Officer but shall be confirmed by the Chief Executive Officer as soon as possible thereafter in writing or in electronic form.

4.2

Each Deemed Insider has the individual responsibility to comply with this Policy and applicable securities laws.  Obtaining the consent of the Chief Executive Officer as contemplated in Section 4.1 hereof will not relieve a person of their responsibility to comply with this Policy and applicable securities laws.  A Deemed Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to complete the transaction before learning of the material non-public information.

5.

Penalties

5.1

Failure to comply with this Policy may result in disciplinary action up to and including termination of office or employment with the Company and legal proceedings.

5.2

Trading on material non-public information and tipping are serious offences under Canadian provincial securities laws and persons contravening the rules are subject to:

 (a)

fines of up to $5 million or triple the profit made or loss avoided, whichever is greater;

 (b)

imprisonment for up to 5 years; and

 (c)

the responsibility to compensate the other party to the illegal transaction for damages.

5.3

Where a corporation contravenes the rules, each director or officer of that corporation who authorized, permitted or acquiesced in the offence is also guilty of an offence and is liable to a fine of up to $5 million and/or imprisonment for up to 5 years.

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